Exhibit 3.2

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
1776 PORTFOLIO REIT MERGER SUB, LLC

THE UNDERSIGNED is executing this First Amended and Restated Limited Liability Company Agreement (this “Agreement”) of 1776 Portfolio REIT Merger Sub, LLC (the “Company”) on November 28, 2023 pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18‑101, et seq. (the “Act”).

WHEREAS, the undersigned executed that certain Limited Liability Company Agreement of the Company (the “Original Agreement”) on August 22, 2023; and

WHEREAS, in connection with certain transactions entered into by the Company, the undersigned wishes to amend and restate the Original Agreement in its entirety and enter into this Agreement.

NOW, THEREFORE, the undersigned does hereby certify and agree as follows:

1.          Name. The name of the Company shall be 1776 Portfolio REIT Merger Sub, LLC, or such other name as 1776 Portfolio Investment, LLC (the “Managing Member”) may from time to time hereafter designate.

2.           Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Act.

3.         Purpose. The purpose of the Company shall be directly or indirectly through subsidiaries or affiliates (i) to engage in any lawful business under the Act and applicable law that the Managing Member determines the Company shall engage in and (ii) to do all things necessary or incidental thereto.

4.           Offices.

(a)        The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Managing Member may from time to time designate.

(b)         The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The Managing Member may from time to time change the registered agent or office by an amendment to the Certificate of Formation of the Company.

5.           Members. The names and business addresses of the Members of the Company (the “Members”) are set forth in Annex A.

6.          Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 14 of this Agreement.

7.           Management of the Company.

(a)        The Managing Member shall have the exclusive right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company and, in general, all powers permitted to be exercised by a manager under the Act. The Managing Member may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such person or entity such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)          The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as it may deem necessary or appropriate in furtherance of the ordinary course of business of the Company.

(c)          No Member, in its status as such, shall have the right to take part in the management or control of the business of the Company or to act for or bind the Company or otherwise to transact any business on behalf of the Company.

(d)         The execution, delivery and filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware by Timothy Nolen Taylor as an “authorized person” within the meaning of the Act is hereby ratified and confirmed in all respects. The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, and to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as it may deem necessary or appropriate in furtherance of the ordinary course of business of the Company.

(e)         Steven S. Siegel is hereby appointed as President of the Company and in such capacity is authorized to make, execute and deliver, or cause to be made, executed and delivered, all agreements, undertakings, documents, instruments or certificate in the name and on behalf of the Company or otherwise as he may deem necessary or appropriate in furtherance of the ordinary course of business of the Company.

(f)         Timothy Nolen Taylor is hereby appointed as Chief Financial Officer, Treasurer & Assistant Secretary of the Company and in such capacity is authorized to make, execute and deliver, or cause to be made, executed and delivered, all agreements, undertakings, documents, instruments or certificate in the name and on behalf of the Company or otherwise as he may deem necessary or appropriate in furtherance of the ordinary course of business of the Company.

(g)        Kevin Rohnstock is hereby appointed as Vice President & Secretary of the Company and in such capacity is authorized to make, execute and deliver, or cause to be made, executed and delivered, all agreements, undertakings, documents, instruments or certificate in the name and on behalf of the Company or otherwise as he may deem necessary or appropriate in furtherance of the ordinary course of business of the Company.

8.           Capital Contributions. Members shall make capital contributions to the Company in such amounts and at such times as they shall mutually agree.

9.           Assignments of Membership Interest. No Member may sell, assign, pledge or otherwise transfer or encumber (collectively, “Transfer”) all or any part of its interest in the Company, nor shall any Member have the power to substitute a transferee in its place as a substitute Member, without, in either event, having obtained the prior written consent of the Managing Member, whose consent may be given or withheld in its sole discretion.

10.        Resignation. No Member shall have the right to resign from the Company except with the consent of the Managing Member and upon such terms and conditions as may be specifically agreed upon between the Managing Member and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive, and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18‑604 of the Act or otherwise.

11.          Additional Members. The Managing Member shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the Managing Member; and in connection with any such admission, the Managing Member shall have the right to amend Annex A to this Agreement to reflect the name and address of the admitted Member.

12.        Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Managing Member may determine. Distributions shall be made to (and profits and losses of the Company shall be allocated among) Members pro rata in accordance with the amount of their contributions to the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

13.         Return of Capital. No Member has the right to receive, and the Managing Member has absolute discretion to make, any distributions to a Member which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18‑804 of the Act.

14.         Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)          the determination of a majority in interest of the Members to dissolve the Company;

(b)          any time there are no Members of the Company unless the Company is continued in accordance with the Act; or

(c)          the entry of a decree of judicial dissolution under Section 18-802 of the Act.

15.        Limitation of Trustee, Director and Officer Liability.  To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of members, managers, trustees, directors and officers of a limited liability company, no Member, manager, trustee, director or officer of the Company shall be liable to the Company or to any Member for monetary damages. Neither the amendment nor repeal of this Section 15, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 15, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption. In the absence of any Delaware statute limiting the liability of members, managers, trustees, directors and officers of a Delaware limited liability company for monetary damages in a suit by or on behalf of the Company or by any Member, no Member, manager, trustee, director or officer of the Company shall be liable to the Company or any Member for money damages except to the extent that (a) the Member, manager, trustee, director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Member, manager, trustee, director or officer is entered in a proceeding based on a finding in the proceeding that the Member’s, manager’s, trustee’s, director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

16.        Express Exculpatory Clauses in Instruments.  Neither the Members nor the managers, trustees, directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company, and all individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, real estate investment trusts or other entities and governments and agencies and political subdivisions thereof (collectively, “Persons”) shall look solely to the Company Property (as defined below) for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Member, manager, trustee, director, officer, employee or agent liable thereunder to any third party, nor shall the Members, managers, trustees, directors or any officer, employee or agent of the Company be liable to anyone for such omission. As used in this Section 16, “Company Property” means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Company or the managers, trustees or directors (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Company or the managers, trustees or directors.

17.         Indemnification.  The Company shall indemnify, to the maximum extent permitted by Delaware law in effect from time to time, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Member, manager, director, trustee or officer of the Company or (b) any individual who, while a Member, manager, trustee or director of the Company and at the request of the Company, serves or has served as a member, manager, director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, real estate investment trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Member, manager, trustee, director or officer of the Company. The Company shall have the power, with the approval of the Managing Member, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Company in any of the capacities described in (a) or (b) above, and to any employee or agent of the Company or a predecessor of the Company.

18.          Amendments. This Agreement may be amended only upon the written consent of all the Members. Notwithstanding the foregoing, the Managing Member is authorized to revise Annex A from time to time to reflect the admission, removal or resignation of a Member and other modifications to or changes in the information set forth therein, in each case in accordance with the terms of this Agreement.

19.         Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware. In particular, the Company has been formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

20.        Miscellaneous. The Members shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by this Agreement or the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to its conflict of law rules.

21.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

MANAGING MEMBER:

1776 PORTFOLIO INVESTMENT, LLC

By:	/s/ Nolen Taylor
Name:	Nolen Taylor
Title:	Chief Financial Officer, Treasurer & Assistant Secretary

[Signature Page to 1776 Portfolio REIT Merger Sub, LLC – A&R LLCA]

Annex A

Names and Addresses of Members

1776 Portfolio Investment, LLC
c/o KSL Capital Partners, LLC
100 St. Paul Street, Suite 800
Denver, Colorado 80206